REAL PROPERTY PURCHASE AGREEMENT

     THIS REAL PROPERTY PURCHASE AGREEMENT (“Agreement”) is made and entered into this 21stday of December, 2007 (the “Effective Date”), by and between KRISPY KREME DOUGHNUT CORPORATION, a North Carolina corporation (herein referred to as “Seller”), and HARLAN BAKERIES, INC., an Indiana corporation (hereinafter referred to as “Purchaser”).

WITNESSETH:

     WHEREAS, Seller now owns and desires to sell to Purchaser and Purchaser desires to acquire from Seller certain real property more particularly described hereinafter upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged by the parties hereto, Seller and Purchaser do hereby covenant and agree as follows:

     1. Agreement to Buy and Sell. Upon the terms and conditions set forth in this Agreement, Purchaser agrees to buy from Seller, and Seller agrees to sell to Purchaser, all of that certain real property lying and being in the City of Effingham, County of Effingham, State of Illinois, commonly known as 1200 Stevens Avenue, as more particularly described in Exhibit “A” attached hereto and by reference made a part hereof (hereinafter referred to as the “Land”), together with Seller’s right, title and interest in the approximately 190,000 square foot building thereon (the “Building”), and any and all other buildings, improvements, appurtenances, rights, privileges and easements benefiting, belonging or pertaining to the Land, and any right, title and interest of Seller in and to any land lying in the bed of any street, road or highway in front of or adjoining the Land, together with any strips or gores relating to the Land (the Land, improvements, and the foregoing easements and interests being hereinafter referred to collectively as the “Property”), and further together with all equipment, machinery, parts, supplies, furniture, fixtures, and owned software located in or affixed to the Property (collectively, the “Personal Property”) as of the date an inventory of the Personal Property is completed, subject to, and as specified in, Section 4(e) below. It is hereby acknowledged by the parties that, notwithstanding the foregoing, the Personal Property does not include any proprietary equipment or materials, leased equipment or machinery (unless the applicable lease is assumed by Purchaser in accordance with Section 7(d)), raw materials, or finished product of Seller located or stored in the Commissary portion of the Building nor any materials, inventories, signs or proprietary fixtures located in the Distribution Warehouse portion of the Building. Specific items also excluded from Personal Property are described on Schedule A-1 hereto. Seller shall not convey to Purchaser any claims relating to any real property tax refunds or rebates for periods occurring prior to Closing (as hereinafter defined), existing insurance claims, and any other existing claims or causes of actions accruing prior to the Closing Date, which claims shall be reserved by Seller and are not included as part of the Property.

     2. Binder Deposit. Within two (2) business days after the full execution of this Agreement, Purchaser shall deliver the sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00) to Chicago Title Insurance Corporation (the “Escrow Agent”) as a good faith deposit for the purposes of this Agreement (the “Binder Deposit”), to be applied as part payment of the Purchase Price at Closing, or to be otherwise disbursed in accordance with the provisions of this Agreement. The Escrow Agent will also act as the Closing Agent.

     3. Purchase Price. Purchaser shall pay to Seller, in consideration of the conveyance of the Property to Purchaser, the purchase price of Eleven Million Eight Hundred Thousand and 00/100 Dollars ($11,800,000.00) (the “Purchase Price”), which Purchase Price shall be paid by Purchaser to Seller at the Closing (as hereinafter defined) by wire transfer of immediately available funds. Purchaser may elect, in Purchaser’s sole discretion, to purchase raw materials inventory of Seller which are located on the Property as of the date of Closing. In addition to the Purchase Price set forth above, Purchaser shall pay at Closing an amount equal to Seller’s cost of the raw materials inventories if Purchaser elects to purchase the same.

     4. Due Diligence. (a) At all times during the Review Period (as defined below) and for such period as is necessary to permit Purchaser to satisfy the conditions described in Section 4(d) and otherwise subject to the provisions of this Section 4, until such time as this Agreement is either settled or terminated, Purchaser,

Purchaser’s authorized agents, employees, consultants, architects, engineers and contractors, as well as others authorized by Purchaser, shall have reasonable access to the Property and shall be entitled to enter upon the Property and make such surveying, architectural, engineering, topographical, geological, soil, subsurface, environmental, water drainage, and other studies respecting the condition of the Property, availability of water, sewer, natural gas, and other utility services in sufficient quantities to meet Purchaser’s requirements, and such other investigations, inspections, evaluations, studies, tests and measurements (collectively, the “Investigations”) as Purchaser deems necessary or advisable. Purchaser’s rights hereunder to conduct Investigations shall be subject to the following requirements and limitations: (i) any entry upon the Property by Purchaser, Purchaser’s authorized agents and employees, as well as others authorized by Purchaser shall require at least twenty-four (24) hours advance notice to Seller of the date and time of the entry and the specific Investigations to be conducted in connection with the entry, and (ii) the Investigations shall not result in any material adverse change to the physical characteristics of the Property (and Purchaser shall be obligated to reasonably repair and restore any damage to the Property resulting from the Investigations). Seller shall be entitled to have one or more representatives present to observe or monitor the Investigations on the Property. Purchaser agrees to indemnify and hold Seller harmless from and against any and all claims, costs, losses, expenses, and liabilities, including reasonable attorneys’ fees, arising out of claims for injury, including death, to persons or physical injury to property resulting from Purchaser’s conduct of the Investigations (collectively, the “Purchaser’s Indemnification Obligations”). Notwithstanding the foregoing, Purchaser shall not be entitled to conduct any environmental Investigations on the Property beyond a Phase I environmental site assessment (i.e. no sampling, drilling, etc.) without first obtaining Seller’s prior written consent.

     Purchaser acknowledges that underground and/or aboveground utility lines cross or may cross the Land, possibly including, without limitation, electrical transmission lines and natural gas lines, some or all of which may cause serious injury to persons (including death) or property if disturbed without the proper safety precautions being observed. Purchaser acknowledges and agrees that Seller makes no representations or warranties with respect to the presence or location of any utility lines. Purchaser further acknowledges and agrees that, prior to any drilling, digging, grading, excavating or other activity on the Property by Purchaser or its agents, contractors, employees, licensees or other authorized representatives, Purchaser, as part of its due diligence, shall make appropriate inquiries directly with all applicable utility companies to confirm the presence, absence and/or actual location of any underground and/or aboveground utility lines on the Property, and Purchaser shall indemnify and hold harmless Seller from and against any and all claims for injury to persons (including death) or property arising out of or incident to any drilling, digging, grading, excavation or other activities by or on behalf of Purchaser on the Property (the foregoing indemnification by Purchaser shall be included as part of Purchaser’s Indemnification Obligations).

     Notwithstanding any term or provision herein to the contrary, the provisions in this Agreement (including in this Section 4) relating to the Investigations shall apply to all Investigations conducted by Purchaser and Purchaser’s authorized agents, employees, consultants, architects, engineers and contractors both prior to the Effective Date and from and after the Effective Date until Closing or the termination of this Agreement. Purchaser will remain liable to Seller for the full amount of damages suffered by Seller under this Section 4, notwithstanding the completion of the Closing hereunder, the termination of this Agreement by Purchaser or Seller, or a default by Purchaser under this Agreement and the collection by Seller of liquidated damages (if any).

     (b) In the event Purchaser elects to terminate Purchaser’s obligations in accordance with the provisions of this Agreement, Purchaser shall deliver to Seller, without warranty or representation as to accuracy, completeness or validity, a copy of all surveys, engineering studies, development plans, and any other documents and reports, that Purchaser may have obtained or developed from any source as a result of the Investigations relating to the Property, and shall assign to Seller, if assignable, all licenses and permits procured by the Purchaser relating to the Property.

     (c) Purchaser shall have from the Effective Date until December 24, 2007 (the “Review Period”) to examine the Property as provided in Section 4(a) above and thereafter shall have such other rights to examine the Property to satisfy the conditions described in Section 4(d) and to perform the Survey work under Section 5 hereof. Purchaser may terminate this Agreement by written notice given to Seller at any time prior to 5:00 p.m. Eastern

Time on the last day of the Review Period. In the event of such termination, all but $10 of the Binder Deposit shall be refunded to Purchaser (with the retained $10 being paid to Seller in consideration of the Review Period), this Agreement shall be deemed of no further force and effect, and Purchaser and Seller shall have no further rights, obligations or liabilities hereunder, save and except Purchaser’s Indemnification Obligations which shall survive any such termination. In the event Purchaser does not terminate this Agreement on or before the expiration of the Review Period, then the Binder Deposit shall be deemed fully earned by Seller and non-refundable except as otherwise set forth in Sections 5(b) or 11(a) below.

     (d) Notwithstanding the provisions of Section 4(c) above and the Investigations conducted by Purchaser prior to the expiration of the Review Period, Purchaser’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which must be satisfied to Purchaser’s satisfaction or waived in writing by Purchaser on or prior to Closing:

          (i) Purchaser will have the right to perform Investigations as to the structural integrity of the Building and if performed, such studies shall fail to identify any material structural defects;

          (ii) Purchaser will have the right to perform Investigations as to the environmental condition of the Property and if performed, such studies shall fail to identify any material recognized environmental defects, failure to comply with applicable laws or contamination requiring any remediation activity or which impacts the current operations at the Property;

          (iii) Purchaser will have applied for incentives and/or credits under the Illinois Economic Development for a Growing Economy program and Purchaser will have received approval as to such incentives and/or credits.

     In the event that any such conditions are not satisfied by the latest date upon which the Closing can occur pursuant to Section 6, Purchaser may terminate this Agreement by written notice given to Seller. In the event of such termination, all but $10 of the Binder Deposit shall be refunded to Purchaser, this Agreement shall be deemed of no further force and effect, and Purchaser and Seller shall have no further rights, obligations or liabilities hereunder, save and except Purchaser’s Indemnification Obligations, which shall survive any such termination.

     (e) Seller shall promptly (and in any event within two (2) days after the Effective Date) deliver to Purchaser a copy of Seller’s current policy of or commitment for title insurance and any other reports or studies relating to the Property or its condition that are in Seller’s actual possession or to which Seller has reasonable access, including, without limitation (to the extent that Seller has the same), surveys, geotechnical reports, and related documents, as-built construction plans and engineering studies (collectively, “Seller’s Documentation”). In the event the Closing fails to occur for any reason, Purchaser agrees to return promptly to Seller all copies in Purchaser’s possession of Seller’s Documentation, including any and all copies that are in the possession of Purchaser’s consultants and agents. Purchaser agrees and acknowledges that Seller’s Documentation shall be delivered as a courtesy only and without any warranty or representation as to the accuracy, completeness, or validity of the same

     (f) At least two business days before the Closing, Purchaser and Seller shall conduct a physical inventory (the “Inventory”) of the equipment, machinery, parts, supplies, fixtures, and owned software, which shall comprise the Personal Property and be conveyed by Seller to Purchaser with the Property. When completed, the Inventory shall be attached to this Agreement as Exhibit C. Seller further represents and warrants that the Personal Property included in the Property when the same was inspected by Purchaser on December 7, 2007 will be included in the sale as of the Closing, except for such items as will have been used in the ordinary course of business by Seller. Purchaser acknowledges and agrees that Seller may work the raw materials inventory down to negligible amounts by the time of the Closing. Purchaser understands and acknowledges that some of the forklifts used by Seller at the Property are leased by the Seller, and that Seller intends to return all of the leased forklifts to the owner on or before the Closing, unless Purchaser assumes the leases for the same pursuant to Section 7(d). Owned forklifts will be transferred to Purchaser together with the Property. Should Purchaser elect to purchase any of Seller’s raw materials, Purchaser and Seller shall conduct a separate physical inventory of the raw materials on the Property the day before Closing, and confirm Seller’s cost for the same to be paid by Purchaser to Seller at Closing in a separate writing to be executed by both parties at Closing.

     5. Title and Survey. (a) Seller shall cause Chicago Title Insurance Company (the “Title Company”, which shall also be the Escrow Agent and/or the Closing Agent) to issue to Purchaser a current commitment for a standard ALTA 2006 form owner’s policy of title insurance (the “Title Commitment”) setting forth the status of title to the Property and committing the Title Company to issue at then-current standard premium rates a standard ALTA 2006 form Owner’s Policy of Title Insurance insuring Purchaser’s fee simple interest in the Property with gap coverage. Seller shall also provide to Purchaser a current ALTA “as-built” staked survey of the Property (the “Survey”). Any title encumbrances or exceptions which are described on Exhibit B, attached hereto and incorporated herein by reference, or which are disclosed by the Title Commitment and/or Survey, to which Purchaser does not object within the Title Review Period (as set forth in (b) below), shall be deemed to be permitted exceptions to the status of Seller’s title (“Permitted Exceptions”).

     (b) Not later than the fifth (5th) business day following Purchaser’s receipt of both the Title Commitment and the Survey (the “Title Review Period”), Purchaser shall give Seller written notice of any objections to the marketability of Seller’s title, including objections that are disclosed by Purchaser’s examination of the Title Commitment or the Survey. The failure of Purchaser to provide such notice to Seller on or before the expiration of the Title Review Period shall constitute a waiver of all of Purchaser’s rights under this Section 5 as such rights relate to title matters of record and survey matters that would be revealed by a current, accurate physical survey of the Property as of the expiration of the Title Review Period. If Purchaser gives proper notice of objections as provided above, Seller shall have ten (10) business days from receipt of written notice thereof to have such objections satisfied (which may, for purposes of this Agreement, include causing the Title Company to insure the Property without exception to such objection), or to give Purchaser written notice of assurance that such objections shall be satisfied at Closing, or to give Purchaser written notice of Seller’s inability or refusal to satisfy the objections. If such objections are not properly satisfied within such ten (10) business day period, Purchaser, as its sole and exclusive remedy, may elect either (i) to terminate this Agreement, or (ii) to accept and approve all such unsatisfied objections and to complete the purchase of the Property. Purchaser shall notify Seller of its election within five (5) business days after receipt by Purchaser of Seller’s written notice of Seller’s inability or refusal to satisfy the objections. If Purchaser elects to terminate this Agreement as hereinabove provided, the Binder Deposit shall be returned to Purchaser (minus $10) and the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, except for Purchaser’s Indemnification Obligations which shall survive such termination. Intervening title exceptions and encumbrances which first arise on or after the effective date of the Title Commitment shall be governed by the terms of Section 5(c) below.

     (c) At Closing, the closing attorney or agent conducting the Closing (the “Closing Agent”) may hold the moneys representing the Purchase Price until Purchaser or the Title Company updates the title examination and records the Deed (as hereinafter defined). In the event there are any intervening title exceptions or encumbrances revealed by such title update which first arise on or after the effective date of the Title Commitment and which are not Permitted Exceptions hereunder, the Purchaser shall advise Seller of same and the Closing shall be delayed in order to permit Seller a reasonable opportunity to remedy the same; provided Seller shall have no obligation to do so. If Seller determines that it will not remedy the intervening matters (which remedy, for the purpose of this Agreement, may be causing the Title Company to insure the Property without exception for such intervening matter(s)) within a reasonable period of time, Purchaser, as Purchaser’s sole remedy, shall elect within five (5) days following notice of such determination by Seller either (i) to waive its objection(s) to such intervening matter(s) and to close its purchase of the Property, with no reduction in the Purchase Price, in which event such intervening matter(s) shall be deemed Permitted Exceptions for purpose of this Agreement, or (ii) to terminate this Agreement and receive a refund of the Binder Deposit and the Purchase Price (if it has been paid), in which event neither Purchaser or Seller shall have any further obligations to the other hereunder, except for Purchaser’s Indemnification Obligations which shall survive any such termination. If Purchaser fails to notify Seller of its election within such five (5) day period, Purchaser shall be deemed conclusively to have elected the option set forth in (i) above and the parties will proceed immediately thereafter to Closing.

     6. Closing and Closing Date. The consummation of the sale by Seller and the purchase by Purchaser of the Property (the “Closing”) shall occur no later than January 31, 2008 (unless extended as a result of the provisions contained in Section 5 above), at a mutually convenient time and location in Effingham, Illinois (or such other location as to which the parties may mutually agree), and may be accomplished by electronic, overnight, or facsimile delivery of documents to and from the parties and the Closing Agent. At Closing, Seller shall execute and deliver to Purchaser (i) a special warranty deed (the “Deed”) conveying fee simple title to the Property to Purchaser, excepting only the Permitted Exceptions and all easements, rights of way, restrictions and other matters of record (other than any outstanding mortgages or deeds of trust or other monetary liens (which shall not include the payment of real estate taxes, which are addressed separately herein), which shall be paid and satisfied at Closing), (ii) an Affidavit of Seller which has as its subject matter averments that, with respect to the Property, there are no liens, or rights to a lien, for services, labor or materials furnished and/or imposed by law and not shown by the public records and such other matters as may be required by the Title Company to delete the preprinted exceptions from the title policy, (iii) an Affidavit of Seller stating that Seller is not a “foreign person,” as that term is defined in §1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and otherwise in form and content sufficient to eliminate Purchaser’s withholding obligations under §1445 with respect to the sale and purchase of the Property, (iv) a Bill of Sale for the Personal Property (with the Inventory attached as an exhibit thereto) substantially in the form attached hereto as Exhibit E, and (v) any other documents deemed reasonably necessary by Purchaser or the Closing Agent to consummate the transaction contemplated herein in accordance with the terms of this Agreement, subject at all times to Seller’s prior review and approval, which shall not be unreasonably withheld, delayed or conditioned. At Closing, Purchaser shall pay the Purchase Price plus the amount fixed by the parties as the value of the raw materials Purchaser may elect to purchase pursuant to Section 3 hereof; provided, however, the parties expressly agree and acknowledge that Seller may leave a certain amount of raw materials in the silo storage containers on the Property and Purchaser shall not be required to pay any amount for such raw materials.

     7. Expenses and Prorations; Utilities. (a) All real property ad valorem taxes applicable to the Property shall be prorated on a tax year basis as of the date of Closing between Seller and Purchaser, such proration to be based upon the most recently available tax rate and valuation with respect to the Property; provided, however, that upon the issuance of the tax bills for such taxes for the year of Closing, if the actual taxes for the year of Closing vary from the amount estimated for such taxes at Closing by $200.00 or more, Purchaser and Seller shall promptly make such adjustments as may be necessary to insure that the actual amount of such taxes for the year of Closing shall be prorated between Purchaser and Seller as of the date of Closing. All income and rents due (if any) or expenses paid (if any) or due (if any) for the month in which Closing occurs shall be prorated as of the date of Closing between Seller and Purchaser.

     (b) Seller shall, at the Closing, pay Seller’s attorneys’ fees, the cost of preparing the Deed, fifty percent (50%) of the fees and costs charged by the Closing Agent (the “Closing Agent’s Fees”), the costs of the Survey, the premium for Purchaser’s Owner’s policy of title insurance, including gap coverage (but not including charges for any endorsements to such policy which Purchaser may desire), all confirmed governmental or private assessments which are due and payable on or before the date of Closing, and, except as specifically provided for otherwise hereunder, any other costs customarily paid by sellers of real property in the State of Illinois in similar commercial transactions.

     (c) Purchaser shall pay, at or prior to Closing, all costs incurred in performing the Investigations, fifty percent (50%) of the Closing Agent’s Fees, the cost of any endorsements to Purchaser’s Owner’s title insurance policy and the premium for Purchaser’s lender’s (if any) policy of title insurance, Purchaser’s attorneys’ fees, all other expenses incurred by Purchaser in acquiring the Property, and, except as specifically provided for otherwise hereunder, all other costs customarily paid by buyers of real property in the State of Illinois in similar commercial transactions. Purchaser shall take title to the Property subject to all pending governmental or private assessments, if any. The costs of all recording fees with respect to the Deed from Seller to Purchaser and all documentary stamp, revenue, or transfer taxes and fees imposed or levied by any governmental authority with respect to the sale and transfer of the Property to Purchaser, will be paid by either Seller or Purchaser in accordance with custom and practice in the State of Illinois in similar commercial transactions.

     (d) Seller’s existing leases are described on Exhibit D hereto. Purchaser will assume those leases so indicated on Exhibit D and may at its election assume those leases so indicated on Exhibit D by notice to Seller within the timeframe specified on Exhibit D. Certain leases may not be assumed by Purchaser and are so indicated on Exhibit D. Seller will cooperate with Purchaser in having all utilities serving the Property (including, without limitation, electricity, gas, water, sewer, and telephone service) transferred into Purchaser’s name as of the date of Closing, provided, however, Seller shall be entitled to receive any and all deposits associated with the utilities, and Seller shall be solely responsible to pay the balances due to the utility providers through the date of Closing. Seller shall transfer and Purchaser shall assume the wastewater discharge permit for the Property.

     8. Representations and Warranties of Seller. Seller hereby makes the following express representations and warranties with respect to the Seller, which are true, as of the Effective Date and which shall be true as of the date of Closing:

     (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina, has the authority and power to enter into this Agreement and to consummate the transactions contemplated herein, and upon execution hereof will be legally obligated to Purchaser in accordance with the terms and conditions of this Agreement. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorship or voluntary or involuntary proceedings in bankruptcy or pursuant to any debtor relief laws pending against Seller which would affect the Property or the Personal Property or the ability of Seller to proceed with the transactions contemplated hereby.

     (b) This Agreement and all documents that are to be executed by Seller and delivered to Purchaser at Closing are, or at the time of Closing, as applicable, will be, duly authorized, executed and delivered by Seller, and all consents required under Seller’s organizational documents, by law or under any agreements to which Seller may be subject have been obtained, except for any such consent requirements which will be rendered inapplicable if Seller consummates this transaction and the proceeds are used to satisfy Seller’s obligations to any such party from whom consent would otherwise be required. The individual executing this Agreement on behalf of Seller is duly authorized and empowered to enter into this Agreement. This Agreement and all such documents will not violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller, the Property, or the Personal Property is subject.

     (c) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution, delivery, and performance by Seller of this Agreement and any other instruments and documents to be executed and delivered in connection with this Agreement by Seller do not, and will not, result in any violation of, or conflict with, or constitute a default under, the provisions of any mortgage, deed of trust, indenture, lease, security agreement, or other instrument or agreement (except for any as to which consent requirements will be rendered inapplicable pursuant to Section 8(b) above), or any law, regulation, rule, requirement, agreement, restriction, order, writ, decree, or judgment to which Seller or by which Seller is bound or to which Seller is subject.

     (d) Seller currently receives real estate tax abatements at the Property. Purchaser has been advised by governmental authorities that such abatements are transferable to Purchaser at Closing and Seller will use its reasonable best efforts to cooperate in any such transfer to Purchaser at Closing by executing any and all necessary or appropriate documents and otherwise assisting Purchaser in such transfer, although Seller shall not be required to incur out of pocket expenses or other obligations in this regard.

     9. Covenants of Seller. Seller hereby covenants and agrees that, from and after the Effective Date until the date of Closing, Seller shall not, without the prior written consent of Purchaser, materially change or alter the physical condition of the Property, or grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment or encumbrance affecting the Property or any portion or portions thereof, or pursue or consent to the pursuit of any rezoning of the Property or any portion or portions thereof.

     10. Representations, Warranties, and Covenants of Purchaser. (a) Purchaser hereby represents and warrants that Purchaser is a duly formed and validly existing corporation under the laws of the State of Indiana. All action required by Purchaser’s organizational documents to effectuate this transaction (including the consent of all shareholders, directors, owners, or members, if necessary) has been taken, and Purchaser has full power and right to enter into and perform Purchaser’s obligations under this Agreement and to purchase the Property as herein provided. This Agreement has been duly executed and delivered on behalf of Purchaser. The individual executing this Agreement on behalf of Purchaser is duly authorized and empowered to enter into this Agreement. This Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable against Purchaser in accordance with its terms. The execution, delivery, and performance by Purchaser of this Agreement and any other instruments and documents to be executed and delivered in connection with this Agreement by Purchaser do not, and will not, result in any violation of, or conflict with, or constitute a default under, the provisions of any mortgage, deed of trust, indenture, lease, security agreement, or other instrument or agreement, or any law, regulation, rule, requirement, agreement, restriction, order, writ, decree, or judgment to which Purchaser or by which Purchaser is bound or to which Purchaser is subject.

     (b) OFAC Certification. Purchaser hereby certifies, for itself and on behalf of its individual partners, shareholders, members, beneficiaries, or owners, that:

(i) Neither Purchaser, nor any individual partner, shareholder, member, beneficiary, or owner, is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and,

(ii) Neither Purchaser, nor any individual partner, shareholder, member, beneficiary, or owner, is engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

     Purchaser hereby agrees to defend, indemnify, and hold harmless Seller from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees at all tribunal levels) arising from or related to any breach of the certifications set forth in this subsection 10(b) and shall be deemed a part of Purchaser’s Indemnification Obligations.

     (c) Seller shall terminate, effective as of Closing, all employment agreements or employment relationships it has with its employees at the Property. A list of the current employees is attached hereto as Exhibit F. Purchaser agrees to use its reasonable best efforts to hire and employ all such terminated employees (except those terminated employees who do not fulfill Purchaser’s ordinary pre-employment requisites, such as background checks and drug tests) effective on the day following the Closing Purchaser shall pay any such hired employee in accordance with its wage scale which is to be comparable to Seller’s wage scale and Purchaser expects to maintain comparable types and levels of benefits as Seller provided the employees on the date of Closing (including recognizing the years of service each employee had with Seller as being the same years of service each employee has with Purchaser as of the date of Closing). Notwithstanding Purchaser’s hiring of Seller’s terminated employees, Purchaser specifically shall not assume, and Seller shall remain liable for, any obligation or liability to employees of Seller or any governmental agencies or authorities, regardless of whether such employee is subsequently employed by Purchaser, which arise out of, or relate to, or involve, such employee’s relationship with Seller. Within five (5) business days after the execution hereof, Seller will provide to Purchaser all information concerning wages and benefits for Seller’s employees. Furthermore, Seller will permit Purchaser to review employment files of current employees at the Property, provided that this information is held by Purchaser in confidence, and from and after December 26, 2007 Seller will permit Purchaser to interview such employees.

     (d) PURCHASER EXPRESSLY AGREES, UNDERSTANDS, AND ACCEPTS THAT THE PROPERTY AND THE PERSONAL PROPERTY ARE BEING OFFERED BY THE SELLER IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION, AND, EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THE DEED OR THE BILL OF SALE, WITH ABSOLUTELY NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (EXCEPT WARRANTY OF TITLE), INCLUDING, WITHOUT LIMITATION, WARRANTY AS TO: THE CONDITION OF THE LAND; THE HABITABILITY OR CONDITION OF ANY BUILDINGS OR IMPROVEMENTS; THE STATUS, OPERABILITY OR CONDITION OF ANY FIXTURES, EQUIPMENT, MACHINERY, PLUMBING, ELECTRICAL, HVAC, HYDRAULICS, OR ANY OTHER SYSTEMS OR APPARATUS INSTALLED ON OR SERVING THE PROPERTY OR COMPRISING ANY PART OF THE PERSONAL PROPERTY; THE SUITABILITY OR FITNESS OF THE PROPERTY OR THE PERSONAL PROPERTY FOR ANY PARTICULAR USE; INCOME POTENTIAL; OPERATING EXPENSES; MARKETABILITY; COMPLIANCE WITH ANY ZONING ORDINANCES

OR ANY OTHER LAWS, RULES, AND REGULATIONS; OR ANY ENVIRONMENTAL MATTERS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF HAZARDOUS MATERIALS OR HAZARDOUS WASTE. PURCHASER, MOREOVER, ACKNOWLEDGES (I) THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY AND (II) EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THAT IT HAS NOT RELIED IN ANY MANNER UPON ANY STATEMENTS BY SELLER OR ANY AGENT OF SELLER, OR UPON ANY OF SELLER’S DOCUMENTATION, AND (III) THAT IT HAS NOT RECEIVED FROM SELLER ANY ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT, ENVIRONMENTAL, OR OTHER ADVICE WITH RESPECT TO THIS TRANSACTION AND IS RELYING SOLELY UPON THE ADVICE OF ITS OWN ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT, ENVIRONMENTAL, AND OTHER ADVISORS.

     11. Defaults. (a) In the event Seller fails to comply with or perform any of the covenants, agreements and obligations to be performed by Seller under the terms and provisions of this Agreement, Purchaser shall give Seller written notice of such failure. If Seller shall fail to cure such default within five (5) days after receipt of Purchaser’s written notice thereof (the “Seller’s Cure Period”), Purchaser shall have the right and option, as Purchaser’s sole and exclusive remedy, to either (i) terminate this Agreement upon written notice to Seller at any time after the expiration of the Seller’s Cure Period, whereupon the Binder Deposit shall be refunded to Purchaser and the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, (except for Purchaser’s Indemnification Obligations which shall survive such termination), or (ii) demand and compel by an action for specific performance or similar legal proceedings, if necessary, the immediate conveyance of the Property by Seller in compliance with the terms and conditions of this Agreement.

     (b) If the sale and purchase of the Property is not consummated on account of Purchaser’s default hereunder, Seller shall give Purchaser written notice of such default. If Purchaser shall fail to cure such default within five (5) days after receipt of Seller’s written notice thereof (the “Purchaser’s Cure Period”), Seller shall be entitled to terminate this Agreement upon written notice to Purchaser at any time after the expiration of the Purchaser’s Cure Period (and Purchaser’s Indemnification Obligations shall survive such termination), to retain the Binder Deposit and to recover Seller’s out of pocket expenses plus any damages incurred by Seller in excess of the amount of the Binder Deposit as a result of Purchaser’s breach, which excess amount shall be capped at $1,000,000. Notwithstanding the foregoing, in the event Purchaser fails to pay the Binder Deposit within the time specified by the applicable provisions of this Agreement, Seller shall not be required to deliver any notice of such default prior to immediately exercising its rights or remedies hereunder.

     12. Possession of Property. Seller shall deliver to Purchaser full and exclusive possession of the Property on the date of Closing; provided, however, Purchaser agrees that Seller shall retain the right to store certain materials, inventories, equipment, supplies, and other personal property not sold to Purchaser hereunder on one (1) full row of the storage racking system located in the distribution warehouse portion of the Building for up to fifteen (15) days following Closing (the “Holding Period”). Purchaser shall exercise ordinary care and prudence with respect to Seller’s personal property remaining in the Building during the Holding Period. On or before the expiration of the Holding Period, Purchaser shall forklift all such personal property of Seller at Seller’s direction out of the Building on to Seller’s transportation vehicle(s), and Seller hereby releases and holds Purchaser harmless from and against any damage or loss to Seller’s personal property which is handled by Purchaser as contemplated hereby, except for any damages caused as a result of Purchaser’s gross negligence.

     13. Damage or Destruction / Condemnation. (a) Until the Closing, the risk of loss or damage to the Property shall be borne by the Seller. In the event the Property is damaged so that the Property cannot be conveyed in substantially the same condition as it was at the time of this Agreement, Purchaser shall have the option of either (i) terminating this Agreement by giving written notice thereof to Seller, whereupon the Binder Deposit shall be refunded to the Purchaser and the parties shall have no further rights, obligations or liabilities to each other hereunder (except for Purchaser’s Indemnification Obligations which shall survive such termination), or (ii) requiring Seller to convey the Property to Purchaser pursuant to the terms and provisions hereof and to transfer and assign to Purchaser at Closing all of Seller’s right, title and interest in and to any insurance proceeds which may be available by reason of such damage or casualty. Seller represents and warrants to Purchaser that Seller’s deductible under its property casualty insurance policy is $75,000.

     (b) In the event the Property, or any material portion or portions thereof which are necessary for the Property’s use as of the Effective Date, shall be taken or condemned by any governmental authority or other entity prior to the date of Closing, or in the event Purchaser receives notice of a proposed taking prior to the date of Closing, Purchaser shall have the option of either (i) terminating this Agreement by giving written notice thereof to Seller, whereupon the Binder Deposit shall be refunded to the Purchaser and the parties shall have no further rights, obligations or liabilities to each other hereunder (except for Purchaser’s Indemnification Obligations which shall survive such termination), or (ii) requiring Seller to convey the remaining portion of the Property to Purchaser pursuant to the terms and provisions hereof and to transfer and assign to Purchaser at Closing all of Seller’s right, title and interest in and to any award made or to be made by reason of such condemnation. Seller and Purchaser hereby further agree that Purchaser shall have the right to participate in all negotiations with any such governmental authority relating to the Property or to the compensation to be paid for any portion or portions thereof condemned by such governmental authority or other entity.

     14. Broker’s Commission. Seller represents and warrants to Purchaser that Hart Corporation (the “Broker”) has acted as its sole broker in connection with the sale of the Property. Seller shall pay the Broker a real estate sales commission pursuant to Seller’s separate agreement with the Broker. Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim for any real estate sales commission, finder’s fees or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser which may be claimed or asserted by any other broker.

     15. Notices. Any notices which may be permitted or required hereunder shall be in writing and sent to the address set forth below, and shall be deemed to have been duly given as of the date and time (a) the same are personally delivered (signature release required), or (b) if delivered by overnight courier guaranteeing next business day delivery (signature release required), one (1) business day after the deposit thereof with a reputable overnight courier with all delivery charges prepaid, or (c) if sent by facsimile, on the day such facsimile is transmitted (or on the first business day following such transmittal if such transmittal is sent on a non-business day), provided the original notice must also be sent by one of the other permitted means as provided herein in this Section 15 or (d) the date delivery of the same is refused.

     SELLER:                Krispy Kreme Doughnut Corporation
                                       370 Knollwood Street, Suite 500
                                       Winston-Salem, North Carolina 27103
                                       Attention: General Counsel
                                       Telephone: 336-733-3725
                                       Telecopier: 336-726-8253

     With a copy to:        Scott T. Horn, Esquire
                                       Allman Spry Leggett & Crumpler, P.A.
                                       380 Knollwood Street, Suite 700
                                       Winston-Salem, North Carolina 27103
                                       Telephone: 336-722-2300
                                       Telecopier: 336-721-0414

     PURCHASER:      Harlan Bakeries, Inc.
                                       7597 E. U.S. Highway 36
                                       Avon, Indiana 46123
                                       Attention: Hal P. Harlan
                                       Telephone: 317-894-8270
                                       Telecopier: 317-894-8290

     With a copy to:         Roberts E. Inveiss
                                       Bose McKinney & Evans LLP
                                       135 N. Pennsylvania Street
                                       2700 First Indiana Plaza
                                       Indianapolis, Indiana 46204
                                       Telephone: 317-684-5373
                                       Telecopier: 317-223-0373

     16. General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon any of the parties hereto unless such amendment is in writing and executed by both Seller and Purchaser. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, executors, personal representatives, and successors. This Agreement shall not be assignable by Purchaser, however, at the election of Purchaser, this Agreement may be assigned, and this transaction may be closed in the name of, and the Deed delivered to, Harlan Development Company, LLC, or a subsidiary or affiliate of Purchaser or Harlan Development Company, LLC. Subject to Section 17 below, time is of the essence with respect to all provisions of this Agreement. This Agreement and all amendments hereto shall be governed by and construed under the laws of the state in which the Property is located. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders, the singular shall include the plural and vice versa. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph or section. Seller and Purchaser do hereby covenant and agree that such documents as may be legally necessary or otherwise appropriate to carry out the terms of this Agreement shall be executed and delivered by each party at the Closing, and that the parties will cooperate with one another after the Closing to execute such additional documents as may be necessary to carry out such terms.

     17. Day for Performance. Wherever herein there is a day or time period established for performance and such day or the expiration of such time period is a Saturday, Sunday or legal holiday, then such time for performance shall be automatically extended to the next business day.

     18. Survival of Provisions. All covenants, warranties and agreements set forth in this Agreement shall survive the Closing of the transaction contemplated hereby and shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to or by reason of this Agreement.

     19. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

     20. Attorneys’ Fees. In the event suit is brought to enforce or interpret all or any portion of this Agreement or in the event suit is brought for any default or alleged default hereunder, the prevailing party in such suit shall be entitled to recover from the other party reasonable attorneys’ fees incurred by the prevailing party in connection with such suit. Without limiting the generality of the foregoing, “reasonable attorneys’ fees” under this Agreement shall never exceed the attorneys’ fees amount determined at the normal hourly rate charged by the person doing the work, regardless of whether such fees bear a reasonable relationship to the relief obtained.

     21. Public Statements; Confidentiality. Seller and Purchaser agree that, unless otherwise required by law, they will not make any public statement, including without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby without first allowing the other party an opportunity to review such statement and render an approval thereof. It is the intention of this subparagraph that Seller and Purchaser must agree as to the timing and content of any information contained in any public statement or press release regarding the transaction contemplated hereby. The parties agree to exercise reasonableness when asked to consent to the content of any such press release or other public statement regarding this transaction. Notwithstanding the above, either party may make any public disclosure required by law (such as disclosures required by Form 8-K) without the consent of the other party. Any information supplied by Seller to Purchaser pursuant hereto will be treated as confidential and will not be communicated to any third parties (other than Purchaser’s counsel, accountants and other experts advising Purchaser in connection with this transaction). Such information will be made available by Purchaser only on a need to know basis. The obligation of confidentiality does not apply to any information which: (i) was in the public domain at the time of its communication to Purchaser or its representative, (ii) enters the public domain through no fault of Purchaser subsequent to the time of its communication to Purchaser, and (iii) was in the possession of Purchaser free of any obligation of confidence at the time of its communication to Purchaser or its representatives.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE TO REAL PROPERTY PURCHASE AGREEMENT
BY AND BETWEEN
KRISPY KREME DOUGHNUT CORPORATION, SELLER, and
HARLAN BAKERIES, INC., PURCHASER

     IN WITNESS WHEREOF, Purchaser has caused this Agreement to be executed (in multiple originals, one of which is retained by each party hereto) this 21st day of December, 2007, as an offer to Seller upon the terms and conditions herein contained.

PURCHASER:

HARLAN BAKERIES, INC.

By:	/s/Hugh P. Harlan
Name:	Hugh P. Harlan
Title:	President

SIGNATURE PAGE TO REAL PROPERTY PURCHASE AGREEMENT
BY AND BETWEEN
KRISPY KREME DOUGHNUT CORPORATION, SELLER, and
HARLAN BAKERIES, INC., PURCHASER

     IN ACCEPTANCE HEREOF, Seller has caused this Agreement to be executed (in multiple originals, one of which is retained by each party hereto) by its duly authorized officer this 21st day of December, 2007, (which date shall be inserted as the Effective Date on the first page of this Agreement) as an acceptance of the foregoing offer of Purchaser.

SELLER:

KRISPY KREME DOUGHNUT CORPORATION,
a North Carolina corporation

By:	/s/ M. Bradley Wall
Name:	M. Bradley Wall
Title:	SVP – Supply Chain